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                                   EXHIBIT 99
                       [GRAPHIC OMITTED]EDIA INFORMATION
         MERCHANTS GROUP, INC. 250 MAIN STREET, BUFFALO, NEW YORK 14202

FOR IMMEDIATE RELEASE
Contact: Kenneth J. Wilson
Telephone: (716) 849-3101

       Merchants Group, Inc. Reaches Agreement in Principle For Merchants Mutual to Continue Management of Its Traditional Insurance Business


         BUFFALO, N.Y., March 7, 2003 -- MERCHANTS GROUP, INC. (AMEX-MGP) announced that it has agreed in principle with Merchants Mutual Insurance Company (Mutual) for Mutual to continue to provide administrative and management services to the Company and to manage the traditional property and casualty insurance business of Merchants Group, Inc.'s insurance operating subsidiary, Merchants Insurance Company of New Hampshire, Inc. (MNH), on substantially the same terms as currently exist. Compensation payable to Mutual under the new arrangement will generally be based on a sharing of operational expenses consistent with each company's percentage of the combined business managed by Mutual. The current management agreement between Mutual and MNH and Merchants Group, Inc., which would be replaced by this proposed arrangement, is scheduled to expire in July of this year. The proposed management agreement and the pooling agreement described in the next paragraph are subject to the approvals of the New Hampshire and New York Insurance Departments, which presently are being sought.

         The new arrangement between Mutual and MNH, that is intended to be effective retroactively to January 1, 2003, also provides for the pooling of the insurance business traditionally written by each company, in order to achieve common underwriting results. Under the terms of the proposed pooling agreement, Mutual will participate in the underwriting results of MNH through a cumulative profit and loss sharing formula. The parties expect that the pooling of their traditional insurance business and the sharing of profits and losses will further align the interests of Mutual and MNH. The new arrangement also provides that MNH and Merchants Group, Inc. may pursue or develop business independently of Mutual.

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"Safe Harbor" Statement :
         Certain statements made in this press release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain assumptions, risks and uncertainties including the assumptions, risks and uncertainties that the proposed management and pooling agreements with Mutual will receive the approval of both the New Hampshire and New York Insurance Departments; that the agreements, if approved, will align the interests of Merchants Group, Inc. and MNH with those of Mutual; and that Merchants Group, Inc. will be successful in identifying and structuring opportunities other than those involving its arrangement with Mutual. Merchants Group, Inc. expressly disclaims any obligations to update any forward-looking statements as a result of developments occurring after the date of this press release.

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MERCHANTS GROUP, INC. THROUGH ITS WHOLLY OWNED SUBSIDIARY, MERCHANTS INSURANCE
COMPANY OF NEW HAMPSHIRE, INC., PROVIDES PROPERTY AND CASUALTY INSURANCE SERVICES TO BUSINESSES AND INDIVIDUALS THROUGHOUT THE NORTHEASTERN AND MID-ATLANTIC UNITED STATES.
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